Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD

FISCAL THIRD QUARTER 2006 RESULTS

Third quarter revenues were up 61% to $74.5 million

Third quarter earnings per diluted share increased from $0.11 to $0.29

FEBRUARY 2, 2006 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended December 31, 2005, which is the third quarter of its current fiscal year.

Revenues for the third quarter of fiscal 2006 grew to $74.5 million, compared to revenues of $46.4 million in the third quarter of fiscal 2005, due to the continued strong demand for rigs in the Company’s operating markets. This 61% increase in revenues was generated by a 20% increase in average revenues per day to $15,795 per day, coupled with a 34% increase in the average number of rigs in Pioneer Drilling’s fleet. Average drilling margin(1) per day increased 67% to $6,667 in the third quarter of fiscal 2006 compared to $3,982 in the third quarter of fiscal 2005 and sequentially increased 11% from the second quarter of fiscal 2006. Net earnings for the third quarter of fiscal 2006 were $13.8 million, or $0.29 per diluted share, compared to net earnings of $4.2 million, or $0.11 per diluted share, for the third quarter of fiscal 2005. Weighted average shares of common stock outstanding on a diluted basis increased 20% to 47.3 million shares for the third quarter of fiscal 2006 from 39.5 million shares for the third quarter of fiscal 2005.

Revenue days during the third quarter of fiscal 2006 increased 34% to 4,714, compared to 3,524 revenue days for the third quarter of fiscal 2005. As compared to a year ago, the revenue days by type of contract shifted significantly toward daywork contracts. In the third quarter of fiscal 2006, revenue days by type of contract were 4,269 for daywork contracts, zero for turnkey contracts and 445 for footage contracts. In contrast, revenue days by type of contract in the third quarter of fiscal 2005 were 2,421 for daywork contracts, 1,024 for turnkey contracts and 79 for footage contracts. Pioneer Drilling’s rig utilization rate remains steady at 96% for the third quarter of fiscal 2006 compared to 98% in the prior third quarter.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “Demand for drilling rigs remained strong throughout the quarter. Dayrates continue to increase, which should further drive margin improvement. During our third quarter, we completed two rigs out of our 13 rig new-build program. Both are 1500-horsepower electric rigs. One rig went to our East Texas division under a one-year term contract and the other rig went to our North Texas division under a two-year term contract. In January, we delivered our third rig, a 1500-horsepower rig to our North Dakota division. That rig is now under a two-year contract. This increases our marketable fleet to 55 rigs. We anticipate completing two to three more rigs by our March 31, 2006 fiscal year-end and the remainder by the end of this calendar year. Additionally, we continue to explore opportunities to add to our rig-build program under the right terms and conditions.”

“We also devote substantial resources to maintaining and upgrading our rig fleet. In the short-term, these actions result in fewer revenue days, higher costs and slightly lower utilization; however, in the long term, we believe the upgrades help the marketability of our rigs and improve their operating performance throughout good and bad phases of the energy cycle. We expended approximately $16.4 million on rig upgrades during the nine months ended December 31, 2005. We are currently performing safety and equipment upgrades to a number of rigs, in particular, rigs acquired through acquisitions during the past two years,” added Mr. Locke.

Revenues for the first nine months of fiscal year 2006 were $201.3 million, compared to revenues of $129.9 million for the first nine months of fiscal year 2005. Net earnings during the first nine months of fiscal 2006 were $32.6 million, or $0.69 per diluted share, compared to a net income of $5.3 million, or $0.16 per diluted share, during the first nine months of fiscal 2005.

Revenue days were 13,463 during the first nine months of fiscal 2006, compared to 9,687 revenue days for the comparable period of fiscal 2005. Pioneer Drilling’s rig utilization rate for the first nine months of fiscal 2006 was 95%, compared to 96% in last year’s comparable nine-month period.

Pioneer Drilling’s management team will be holding a conference call today, Thursday, February 2, 2006, at 11:00 a.m., Eastern time (10:00 a.m., Central), to discuss these results. To participate in the call, dial (303) 262-2055 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until February 9, 2006. To access the replay, dial (303) 590-3000 and enter the pass code 11052180#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region. Its fleet consists of 55 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents drilling revenues less drilling costs. The Company believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and our management. A reconciliation of drilling margin to net income is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the continued increase in dayrates, margin improvement, the anticipated timing for delivery of the rigs we are adding to our fleet and the effects of capital expenditures to upgrade our rigs. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to rig construction difficulties. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (“the SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2005 and subsequent filings with the SEC.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended December 31,
	September 30, 2005	December 31,
		2005	2004	2005	2004
Revenues:
Contract drilling	$66,973	$74,459	$46,388	$201,308	$129,889

Costs and Expenses:
Contract drilling	40,279	43,029	32,357	122,466	100,802
Depreciation	7,941	8,598	5,770	23,869	16,124
General and administrative	1,581	1,545	1,215	4,612	2,911
Bad debt expense	—	25	342	25	342

Total operating costs	49,801	53,197	39,684	150,972	120,179

Operating income	17,172	21,262	6,704	50,336	9,710

Other income (expense):
Interest expense	(49)	(1)	(159)	(204)	(1,275)
Loss on early extinguishment of debt	—	—	—	—	(101)
Interest income	449	398	55	1,349	119
Other	17	9	7	39	22

Total other	417	406	(97)	1,184	(1,235)

Income before taxes	17,589	21,668	6,607	51,520	8,475
Income tax expense	(6,508)	(7,876)	(2,428)	(18,922)	(3,157)

Net earnings	$11,081	$13,792	$4,179	$32,598	$5,318

Earnings per share:
Basic	$0.24	$0.30	$0.11	$0.70	$0.16

Diluted	$0.24	$0.29	$0.11	$0.69	$0.16

Weighted average number of shares outstanding:
Basic	46,366	46,542	38,428	46,308	33,001
Diluted	47,086	47,326	39,535	47,010	37,167

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	December 31, 2005	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$32,579	$69,673
Marketable securities	—	1,000
Receivables, net	34,899	26,108
Contract drilling in progress	9,478	5,365
Current deferred income taxes	985	570
Prepaid expenses	2,529	1,877

Total current assets	80,470	104,593
Net property and equipment	234,467	170,566
Other assets	365	850

	$315,302	$276,009

Liabilities and Equity
Current liabilities:
Notes payable	$—	$682
Current long-term debt	46	4,733
Accounts payable	17,517	15,622
Federal income taxes payable	5,022	196
Prepaid drilling contracts	—	173
Accrued expenses	9,357	6,860

Total current liabilities	31,942	28,266
Long-term debt	1	13,445
Other non-current liability	351	400
Deferred taxes	22,353	12,283

Total liabilities	54,647	54,394
Total shareholders’ equity	260,655	221,615

	$315,302	$276,009

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended December 31,
	September 30, 2005	December 31,
		2005	2004	2005	2004
Revenues by contract:
Daywork contracts	$59,236	$67,896	$26,824	$173,006	$59,277
Turnkey contracts	2,237	—	18,544	10,830	66,235
Footage contracts	5,500	6,563	1,020	17,472	4,377

Total	$66,973	$74,459	$46,388	$201,308	$129,889

Drilling costs by contract:
Daywork contracts	$34,554	$37,978	$18,146	$101,646	$44,401
Turnkey contracts	1,313	—	13,582	7,463	53,153
Footage contracts	4,412	5,051	628	13,357	3,248

Total	$40,279	$43,029	$32,356	$122,466	$100,802

Drilling margin by contract (1):
Daywork contracts	$24,682	$29,918	$8,678	$71,360	$14,876
Turnkey contracts	924	—	4,962	3,367	13,082
Footage contracts	1,088	1,512	392	4,115	1,129

Total	$26,694	$31,430	$14,032	$78,842	$29,087

Capital expenditures:
Rig additions	$13,665	$22,595	$39,027	$45,572	$43,270
Other	16,504	18,005	5,972	46,072	19,069

	$30,169	$40,600	$44,999	$91,644	$62,339

Reconciliation of drilling margin to net earnings:
Drilling margin	$26,694	$31,430	$14,032	$78,842	$29,087
Depreciation	(7,941)	(8,598)	(5,770)	(23,869)	(16,124)
General and administrative	(1,581)	(1,545)	(1,215)	(4,612)	(2,911)
Bad debt expense	—	(25)	(342)	(25)	(342)
Other income (expense)	417	406	(97)	1,184	(1,235)
Income tax expense	(6,508)	(7,876)	(2,429)	(18,922)	(3,157)

Net earnings	$11,081	$13,792	$4,179	$32,598	$5,318

(1)	Drilling margins represent drilling revenues less drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended			Nine Months Ended December 31,
	September 30, 2005	December 31,
		2005	2004	2005	2004
Average number of rigs	50.7	53.3	39.7	51.3	37.1
Utilization rate	95%	96%	98%	95%	96%
Revenue days by contract:
Daywork contracts	3,942	4,269	2,421	11,635	5,680
Turnkey contracts	96	—	1,024	558	3,667
Footage contracts	408	445	79	1,270	340

Total	4,446	4,714	3,524	13,463	9,687

Average revenues per day:
Daywork contracts	$15,027	$15,904	$11,080	$14,869	$10,436

Turnkey contracts	$23,302	$—	$18,109	$19,409	$18,062

Footage contracts	$13,480	$14,748	$12,911	$13,757	$12,874

All contracts	$15,064	$15,795	$13,163	$14,953	$13,409

Average costs per day:
Daywork contracts	$8,766	$8,896	$7,495	$8,736	$7,817

Turnkey contracts	$13,677	$—	$13,264	$13,375	$14,495

Footage contracts	$10,814	$11,351	$7,949	$10,517	$9,553

All contracts	$9,060	$9,128	$9,182	$9,096	$10,406

Drilling margin per day:
Daywork contracts	$6,261	$7,008	$3,584	$6,133	$2,619

Turnkey contracts	$9,625	$—	$4,846	$6,034	$3,567

Footage contracts	$2,667	$3,398	$4,962	$3,240	$3,321

All contracts	$6,004	$6,667	$3,982	$5,856	$3,003

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